As filed with the Securities and Exchange Commission on September 10, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DRUGSTORE.COM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	411 108th Avenue N.E., Suite 1400 Bellevue, Washington 98004 (425) 372-3200	04-3416255
(State of incorporation )	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

2008 Equity Incentive Plan

(Full title of the plan)

Dawn G. Lepore

President and Chief Executive Officer

drugstore.com, inc.

411 108th Avenue N.E., Suite 1400

Bellevue, Washington 98004

(425) 372-3200

(Name, address, and telephone number of agent for service)

Copy to:

Patrick J. Schultheis

Wilson, Sonsini, Goodrich & Rosati

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.0001 par value per share	8,000,000 shares	$2.28	$18,240,000	$1.00

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the 2008 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Global Select Market on September 8, 2008.

(3)	7,931,826 of the shares being registered under the 2008 Equity Incentive Plan are shares that were previously registered under the drugstore.com, inc. 1998 Stock Plan on a Form S-8 registration statement filed on April 3, 2002, No. 333-85468. The registrant has filed a post-effective amendment to deregister such shares. The associated registration fee previously paid on these shares under the prior registration statement is hereby carried forward to cover that portion of the registration fee under this Registration Statement that corresponds to the shares which were previously available for grant under that plan. Accordingly, the registration fee under this Registration Statement is being calculated with respect to 68,174 shares, which results in a fee of $0.87, rounded up here to $1.00.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The registrant hereby incorporates by reference in this registration statement the following documents previously filed with the Securities and Exchange Commission:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 30, 2007 filed with the Securities and Exchange Commission on March 14, 2008.

(b)	The registrant’s Quarterly Reports on Form 10-Q filed on May 9, 2008 and August 8, 2008.

(c)	The registrant’s Current Reports on Form 8-K filed on February 15, 2008, February 22, 2008, May 1, 2008, May 5, 2008, July 17, 2008, July 31, 2008, August 15, 2008, and September 4, 2008.

(d)	The description of the registrant’s Common Stock contained in its registration statement on Form S-1, as amended, filed on May 19, 1999 (No. 333-78813) and February 9, 2008 (No. 333-96441).

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. We are not incorporating any information from any filed documents furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K listed above.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

Article VII of the registrant’s Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under the Delaware General Corporation law.

Article VI of the registrant’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant to the fullest extent permissible under the Delaware General Corporation Law.

The registrant has entered into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its Certificate of Incorporation and Bylaws, and the registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	2008 Equity Incentive Plan (incorporated by reference to Appendix A to the registrant’s definitive proxy statement dated April 28, 2008)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (contained in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on September 10, 2008.

drugstore.com, inc.

By:	/s/ Dawn G. Lepore
Dawn G. Lepore
President, Chief Executive Officer, and Chairman of the Board

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yukio Morikubo and Robert P. Potter and each one of them, acting individually and without the other, as her or his attorney-in-fact, each with full power of substitution, for her or him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or her or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dawn G. Lepore Dawn G. Lepore	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	September 10, 2008

/s/ Robert P. Potter Robert P. Potter	Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	September 10, 2008

/s/ Richard W. Bennet III Richard W. Bennet III	Director	September 10, 2008

/s/ Geoffrey R. Entress Geoffrey R. Entress	Director	September 10, 2008

/s/ Jeffrey M. Killeen Jeffrey M. Killeen	Director	September 10, 2008

/s/ William D. Savoy William D. Savoy	Director	September 10, 2008

/s/ Gregory S. Stanger Gregory S. Stanger	Director	September 10, 2008